EXHIBIT 10.4
NONCOMPETITION AGREEMENT
     This NONCOMPETITION AGREEMENT is made and entered into as of the 19th day of March, 2008, by and between Pacific Office Properties L.P., a Delaware limited partnership (the “Company”), and Jay H. Shidler (the “Officer”).
     WHEREAS, the Company will be engaged in the business of owning, managing, acquiring and developing office properties (the “Business”);
     WHEREAS, the Officer desires to be associated with the Company as the chairman of the board of directors of its general partner, Pacific Office Properties Trust, Inc. (the “REIT”), and in such capacity will have access to the Company’s business plans, financial data and other confidential matters; and
     WHEREAS, the Company desires to have the Officer enter into this Agreement in order to protect the Company from unfair competition.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Officer, the parties hereto agree as follows:
     1. Definitions.
          1.1. “Current Operating Region” means the areas described on Exhibit A hereto as “Current Operating Region.”
          1.2. “Office Property” means any real property containing 50,000 or more square feet of contiguous office space.
          1.3. “Supplemental Operating Region” means any county outside the Current Operating Region in which the Company or its subsidiaries owns an Office Property.
          1.4. “Target Operating Region” means the areas described on Exhibit A hereto as “Target Operating Region.”
     2. Covenant Not to Compete. Subject to Section 3 hereof, the Officer hereby agrees that during the term of this Agreement the Officer shall not, without the prior written consent of the Company, as approved by a majority of the independent directors of the REIT, invest, directly or indirectly, in any Office Property located (a) in the Current Operating Region or the Target Operating Region or (b) in any county in the Supplemental Operating Region during such time as the Company or one of its subsidiaries owns an Office Property in such county (a “Supplemental Operating Region”).
     3. Permitted Activities. The restrictions contained in Section 2 hereof shall not apply to (i) investments in the Company or the Officer’s participation in the Business on behalf of the Company or its subsidiaries, (ii) investments in properties in which the Officer has an interest, directly or indirectly, on the date hereof including an interest in a purchase agreement, loan, lease or letter of intent with respect to such properties, (iii) investments in properties which would cause the Officer to be in violation of clause (b) of Section 2 if such investments were held by the Officer at the time the Company first acquired the property which causes such violation to exist, (iv) activities of, or properties owned or operated by, First Industrial Realty Trust, Inc., Corporate Office Properties Trust or any of their affiliated entities, (v) investments considered by the Company or any of its subsidiaries and rejected by the investment committee (or comparable decision-maker) thereof, (vi) investments in and any other activities of or with respect to those parcels of real property identified as being the subject matter of that certain option delivered as of the date hereof by POP Venture, LLC, a Delaware limited liability company, to the Company, (vii) investments in any corporation or partnership, directly or indirectly through subsidiaries, engaged in the business of owning, managing, acquiring and developing office properties, if (a) the Officer’s aggregate investment in such entity constitutes less than 4.9% of the equity ownership of such entity and (b) the Officer is not actively engaged in the operation or management of such entity’s business and (viii) investments in business enterprises that are not engaged in the business of owning, managing, acquiring and developing office properties.
     4. Term. This Agreement shall be in effect for such time as the Officer is a director of the REIT.
     5. Ability to Earn Livelihood. The Officer expressly acknowledges: (i) that he will be able to earn a livelihood without violating the covenants set forth in this Agreement, and (ii) that his ability to do so was a condition precedent to the Company’s entering into this Agreement.
     6. Reasonable and Necessary Restriction. The Company and the Officer have limited the Officer’s right to compete only to the extent necessary to protect the Company from unfair competition. The Officer expressly acknowledges that the restrictive covenant contained in Section 2 hereof along with the exceptions thereto contained in Section 3 constitute a reasonable, fair and adequate restriction necessary to protect the legitimate business interests of the Company. If, however, the scope or enforceability of the restrictive covenant contained in this Agreement is disputed at any time, a court or other trier of fact may modify and enforce the restrictive covenant to the extent that it believes is reasonable under the circumstances existing at that time.
     7. Remedies for Breach of Agreement. Any party claiming a breach under this Agreement shall notify the other party in writing of the facts and circumstances giving rise to such claim. Within 10 business days after such notice is sent, the parties shall meet and attempt to resolve the dispute. If the dispute is not resolved to the satisfaction of the aggrieved party within 30 days after the notice of breach is sent, the aggrieved party may pursue its legal and equitable remedies. The parties acknowledge that the Company has no adequate remedy at law if the Officer shall breach his covenants under this Agreement, and the Officer hereby confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all covenants and other provisions of this Agreement specifically enforced by the Officer. The

Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Officer. The Officer submits to the jurisdiction of the courts of the State of Maryland for the purpose of enforcing the Company’s rights under this Agreement.
     8. Assignment. This Agreement shall not be assignable by either party except that the Company may assign its interest hereunder in connection with a merger, consolidation or sale of all or substantially all of its assets. Upon any such assignment, this Agreement shall remain in full force and effect, under the terms hereof, between the Officer and such assignees or successors in interest.
     9. Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party waiving its rights and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
     10. Notices. All notices, requests, demands and other communications given by any party hereto shall be in writing and shall be deemed to be duly given if delivered, or if mailed first class, return receipt requested, addressed as follows:
To the Company:
Pacific Office Properties L.P.
233 Wilshire Blvd., Suite 830
Santa Monica, CA 90401
To the Officer:
Jay H. Shidler
841 Bishop Street
Suite 1700
Honolulu, HI 96813
or to such other address of which either party may by written notice given in accordance with this Section 10 notify the other party.
     11. Entire Agreement; Amendments. This Agreement supersedes all prior undertakings and agreements of the parties hereto and contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended without the prior written consent of the parties hereto.
     12. Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland.
     13. Severability. If a court of competent jurisdiction adjudicates any one or more of the provisions hereof as invalid, illegal or unenforceable in any respect, such provision(s) shall be ineffective only to the extent and duration of such invalidity, illegality or unenforceability and such invalidity, illegality or unenforceability shall not affect the remaining substance of such provision or any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable. If it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the parties will use their beet efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purpose and intent of the provision originally contained herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

PACIFIC OFFICE PROPERTIES L.P., a Delaware limited partnership

By: Pacific Office Properties, Inc., a Maryland corporation, its sole general partner

By:	/s/ Dallas E. Lucas

Name: Dallas E. Lucas
Title: President and Chief Executive Officer

OFFICER:

/s/ Jay H. Shilder

Jay H. Shidler

EXHIBIT A
Existing and Target Markets
Current Operating Region
San Diego County, California
City and County of Honolulu, Hawaii
Maricopa County, Arizona
Target Operating Region
Los Angeles County, California